EXHIBIT 99.3

CAULK, GOLDSTEIN AND FEUER TO JOIN ASCENDIA BOARD

Hamilton, NJ – February 7, 2008 -- Ascendia Brands, Inc. (OTC Pink Sheets:ASCB) today announced that Robert L. Caulk, Mitchell P. Goldstein and Marilyn Feuer have been appointed directors of the Company.

Robert L. Caulk, aged 56, has over 30 years financial and managerial experience in the manufacturing sector. He was the Chairman and Chief Executive Officer of United Industries Corporation, a manufacturer and marketer of consumer products, from 2001 through 2005 and was its President and Chief Executive Officer from 1999 to 2001. He served as the President and Chief Executive Officer of Spectrum Brands, Inc. North America (NYSE:SPC), following its acquisition of United Industries in 2005, until February 2006. From 1995 to 1999 Mr. Caulk held the positions of President and Executive Vice President of Clopay Building Products Company (NYSE:GFF). Mr. Caulk also serves as a director of several corporate and non-profit boards, including Polaris Industries, Inc. (NYSE:PII), where he chairs the Compensation Committee, Sligh Furniture Company and the St. Louis Academy of Science. He holds a B.A., with High Honors, from the University of Delaware, and an MBA from Harvard Business School. Mr. Caulk will be nominated to chair the Registrant’s Compensation Committee

Since 2007, Mitchell P. Goldstein, aged 47, has been the Executive Vice President and Chief Financial Officer of Nice-Pak Holdings, Inc., a privately-held manufacturer of wet wipes, with facilities in North America and Europe; he also heads the company’s North America Operating Committee. Prior to joining Nice-Pak, Mr. Goldstein served as a consultant to Prentice Capital Management, LLP, a $2 billion hedge fund, which recently increased its investment in Ascendia with the purchase of $26.5 million in convertible preferred securities. From 2002-2005, Mr. Goldstein was the Executive Vice President and Chief Financial Officer of The Great Atlantic & Pacific Tea Company (NYSE:GAP) and from 2000-2002 served as that company’s Senior Vice President, Finance and Treasurer. In 1995, he was appointed as Director, Strategic Planning, for Campbell Soup Company (NYSE:CPB) and became Vice President and Chief Financial Officer of Vlasic Foods International, following its spin-off by Campbell in 1998. Previously, he had been a Partner with Mercer Management Consulting, a strategy and operations consultancy. Mr. Goldstein graduated with a BS in Economics, magna cum laude, from the Wharton School of the University of Pennsylvania and holds an MBA, with distinction, from Harvard Business School. Mr. Goldstein will be nominated to chair the Registrant’s Audit Committee.

Marilyn Feuer, aged 48, recently retired from the law firm of Kramer Levin Naftalis & Frankel, where she had served as Special Counsel for 10 years. Ms. Feuer has 22 years experience as an attorney, concentrating principally in the areas of mergers and acquisitions, securities law and commercial finance. Ms. Feuer has been the principal external counsel to Ascendia since 2006, advising the Company in a series of financial and transactional matters. She holds a BA in Journalism from New York University, and a JD from Case Western University School of Law

Ms. Feuer will be nominated to chair the Registrant’s Nominating & Corporate Governance Committee.

Caulk, Goldstein and Feuer replace Edward J. Doyle, Kenneth D. Taylor and Francis G. Ziegler, who resigned as directors on January 15, 2008.

Steven R. Scheyer, Ascendia’s President & Chief Executive Officer, stated: “We’re excited that Bob Caulk, Mitch Goldstein and Marilyn Feuer are joining the Board. Each is a successful and highly regarded professional, and collectively they bring to the Board a wealth of experience in the manufacturing, finance and legal arenas. The Board and the Company as a whole will benefit from their knowledge and insight and I look forward to working with them.”

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™ and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett/Jennifer Belodeau

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.com